EXHIBIT 7.1

                          Covista Communications, Inc.

                                                                 August 17, 2004

Mr. Kevin Alward
182 Powell Road
Allendale NJ 07401

Dear Kevin:

      The following sets forth our entire understanding regarding termination of your employment with Covista Communications, Inc. (the "Company") and certain other matters in connection with the sale by the Company and its affiliates to Paetec Communications, Inc. ("Paetec").

      (1) Effective August 18, 2004, the closing date of the Paetec transaction, you shall resign as an officer and director of the Company and each affiliate thereof in which you may occupy such a position.

      (2) The compensation, including benefits, payable to you under your current employment contract with the Company shall be paid to you in accordance with the terms thereof until the expiration of said agreement on March 31, 2005.

      (3) You shall agree from the date of your resignation as an officer and director of the Company not to compete, directly or indirectly, or in any capacity, whether as owner, officer, director, employee or agent, in the offer and sale or otherwise provide services in the consumer bundled telecom market and not solicit or hire any current employee of the Company or any of its affiliates or solicit any such business from any current customer of the Company, in each instance, on your own behalf or on behalf of any other person or firm until March 31, 2005.

      (4) You shall execute and deliver prior to the close of business on August 17, 2004 the Non-Solicitation Agreement required by Paetec in the form previously presented to you, with two changes, namely, the term shall be three years instead of five and the term "sales agent" in Section 1(b) thereof shall be deleted.

      (5) As further consideration for your execution and delivery of the aforesaid NonSolicitation Agreement, the Company shall pay you an amount equal to the greater of $250,000 or fifty (50%) percent of the final payment received by the Company from Paetec pursuant to the Asset Purchase Agreement against delivery to the Company of that number of shares of the Company's Common Stock, $.05 par value, valued at two ($2.00) dollars per share as shall equal the amount to be paid to you for said shares. Certificates for the shares shall be delivered to the Company, duly endorsed in blank with signatures guaranteed, against payment to your order of the amount to be paid. You will have 45 days to execute this transaction from the final payment date of May 17, 2005.

      (6) Effective ninety (90) days following your resignation as an officer and director of the Company, there shall be no restriction on the sale of any shares of the Company's

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Common Shares held by you or your family and said shares thereafter may be sold pursuant to the exemption provided by Rule 144(k) under the Rules and Regulations of the Securities and Exchange Commission (SEC) promulgated under the Securities Act of 1933, as amended.

      (7) The Company shall offer Ms. Kerry Feder a severance package, upon terms consistent with those generally offered to employees where there have been reductions-in-force by the Company. Her last day of employment will be August 20, 2004.

      (8) (a) The Company hereby releases and forever discharges Kevin Alward ("Alward") from any and all claims, demands, actions or suits of any kind whatsoever arising out of or in any way related to his service as an officer, director or employee of the Company or any of its affiliates or otherwise, excepting therefrom only such obligations as Alward may have pursuant to this Agreement.

          (b) Alward hereby releases and forever discharges the Company and its affiliates and their respective officers, directors, employees, agents and representatives from any and all claims, demands, actions or suits of any kind whatsoever, arising out of or in any way related to his employment by the Company or any of its affiliates or the termination thereof or otherwise, excepting therefrom only such obligation as the Company may have pursuant to this Agreement.

      (9) The Company agrees not to disparage Alward in any manner and Alward agrees not to disparage the Company, its affiliates or their respective officers, directors, employees, agents or representatives in any manner, including their respective products and services.

      (10) You shall be indemnified in the event of any claim arising out of your services as an officer or Director of the Company and it's affiliates to the fullest extent permitted by the New Jersey Business Corporation Act and the ByLaws of the Company.

      (11) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, heirs or administrators, as the case may be.

      If the foregoing correctly reflects our entire understanding of the foregoing matters, please acknowledge by signing and returning the enclosed copy of this letter.

                                                Very truly yours,

                                                COVISTA COMMUNICATIONS, INC.

                                                By: s/ A. John Leach
                                                    ----------------------------
                                                       A. John Leach, President

Acknowledged and Agreed:

s/ Kevin Alward      8/17/04
----------------------------
Kevin Alward